Exhibit 99.1
GLACIER BANCORP ANNOUNCES PRICING OF $132 MILLION COMMON STOCK OFFERING
KALISPELL, Mont., Mar. 16 /PRNewswire-FirstCall/ — Glacier Bancorp, Inc. (Nasdaq: GBCI), announced today the pricing of the firm commitment underwritten public offering of 8,949,100 shares of its common stock at a price of $14.75 per share, for a gross offering of approximately $132 million. The offering size was increased from the $110 million disclosed in the preliminary prospectus supplement. Glacier has also granted the underwriters a 30-day option to purchase up to an additional 1,342,365 shares at the offering price (before discounts and commissions) to cover related over-allotments, if any.
D.A. Davidson & Co. acted as sole book-running manager of the offering, and Keefe, Bruyette & Woods, Inc., Sandler O’Neill + Partners, L.P., and Stifel, Nicolaus & Company, Inc. acted as co-managers.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
About Glacier
Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 60 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through eleven community bank subsidiaries. These subsidiaries include: six Montana banks — Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming and Utah; First National Bank & Trust in Wyoming; Citizens Community Bank in Idaho; and Bank of the San Juans in Colorado.